Exhibit 99.1

Worthington Reports Second Quarter Fiscal 2017 Results

COLUMBUS, OH--(Marketwired - Dec 19, 2016) - Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $727.8 million and net earnings of $46.6 million, or $0.72 per diluted share, for its fiscal 2017 second quarter ended November 30, 2016. Net earnings in the quarter included pre-tax restructuring charges totaling $3.3 million. The after-tax impact of these charges reduced earnings per diluted share by $0.03. In the second quarter of fiscal 2016, the Company reported net sales of $699.8 million and net earnings of $23.4 million, or $0.36 per diluted share. Net earnings in the second quarter of fiscal 2016 included pre-tax impairment and restructuring charges totaling $24.5 million. The after-tax impact of these charges reduced earnings per diluted share by $0.24.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	2Q 2017	1Q 2017	2Q 2016	6M 2017	6M 2016
Net sales	$727.8	$737.5	$699.8	$1,465.3	$1,457.9
Operating income	43.0	64.9	12.0	107.9	43.0
Equity income	27.1	34.5	29.2	61.7	55.8
Net earnings	46.6	65.6	23.4	112.1	55.3
Earnings per diluted share	$0.72	$1.02	$0.36	$1.74	$0.85

"We had a good second quarter with overall improving results and solid year-over-year growth," said John McConnell, Chairman and CEO. "The Steel Processing business had a record second quarter and our joint ventures were steady. Results were mixed in Pressure Cylinders due to depressed oil and gas markets and declines in industrial products; consumer products had an excellent quarter. Demand was down in Engineered Cabs."

Consolidated Quarterly Results

Net sales for the second quarter of fiscal 2017 were $727.8 million, up 4% from the comparable quarter in the prior year, when net sales were $699.8 million. The increase was the result of higher average direct selling prices in Steel Processing, partially offset by lower volume in Engineered Cabs and certain Pressure Cylinders businesses.

Gross margin increased $13.6 million from the prior year quarter to $122.8 million on a favorable pricing spread in Steel Processing and contributions from the WSP joint venture, which was consolidated effective March 1, 2016.

Operating income for the current quarter was $43.0 million, an increase of $31.1 million from the prior year quarter. The increase was due to lower impairment and restructuring charges in the current quarter combined with an improved gross margin, partially offset by higher SG&A expense primarily related to recent acquisitions.

Interest expense was $7.7 million for the current quarter, compared to $7.8 million in the prior year quarter. The decrease was due to lower short-term borrowings.

Equity income from unconsolidated joint ventures decreased $2.1 million from the prior year quarter to $27.1 million on lower contributions from ClarkDietrich. Equity income from ClarkDietrich in the prior year quarter was favorably impacted by $4.0 million due to a legal settlement. The Company received cash distributions of $24.3 million from unconsolidated joint ventures during the quarter, a 90% cash conversion on equity income.

Income tax expense was $13.5 million in the current quarter compared to $8.7 million in the prior year quarter. The increase was primarily due to higher earnings, partially offset by $6.3 million in favorable discrete items recorded in the quarter. Tax expense in the current quarter reflects an estimated annual effective rate of 28.5% compared to 30.9% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $577.4 million, down $2.4 million from August 31, 2016, due to lower short-term borrowings. The Company had $175.2 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing's net sales of $508.8 million were up 9%, or $41.0 million, from the comparable prior year quarter driven by higher average direct selling prices and higher tolling volume due to the consolidation of the WSP joint venture effective March 1, 2016. Operating income of $35.4 million was $8.8 million higher than the prior year quarter due to a favorable pricing spread and contributions from the WSP joint venture. The mix of direct versus toll tons processed was 49% to 51% in the current quarter, compared to 62% to 38% in the prior year quarter. The change in mix was primarily the result of the consolidation of the WSP joint venture effective March 1, 2016.

Pressure Cylinders' net sales of $194.7 million were down 3%, or $6.5 million, from the comparable prior year quarter. The decline was driven by lower volume in the oil & gas equipment and industrial products businesses, partially offset by higher average selling prices in consumer products due to an improved product mix. Operating income of $11.3 million was $21.6 million higher than the prior year quarter due to lower impairment and restructuring charges in the current quarter. Declines in the industrial products and oil & gas equipment businesses were largely offset by improvements in consumer products.

Engineered Cabs' net sales of $22.5 million were down $6.2 million, or 22%, from the prior year quarter due to declines in market demand. The operating loss of $3.4 million was $0.9 million less than the prior year quarter due to lower SG&A expense.

The "Other" category includes the energy innovations business, as well as non-allocated corporate expenses. Net sales in the "Other" category were $1.9 million, a decrease of $0.3 million. The operating loss of $0.3 million for the quarter was driven primarily by losses in the energy innovations business.

Outlook

"I am pleased with the performance of our Company in the first half of fiscal 2017. We experienced some weak markets, but our employees continue to work hard to make improvements, aided by our recently launched Transformation 2.0 that we will continue to roll out in the new year." McConnell added, "I am encouraged by the early views of the economic outlook for 2017 and look forward to pursuing growth opportunities."

Conference Call

Worthington will review fiscal 2017 second quarter results during its quarterly conference call on December 20, 2016, at 2:30 p.m., Eastern Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2016 fiscal year sales of $2.8 billion. Headquartered in Columbus, Ohio, Worthington is North America's premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction. Worthington employs approximately 10,000 people and operates 79 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to outlook, strategy or business plans; the ability to correct performance issues at operations; future or expected growth, forward momentum, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; demand trends for us or our markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation efforts; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential, capacity, and working capital needs; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for increasing volatility or improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of our products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which we participate; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies; level of imports and import prices in our markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States, which may increase our healthcare and other costs and negatively impact our operations and financial results; cyber security risks; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I - Item 1A. - Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2016.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended November 30,		Six Months Ended November 30,
	2016	2015	2016	2015
Net sales	$727,780	$699,816	$1,465,329	$1,457,963
Cost of goods sold	604,977	590,637	1,195,244	1,235,768
Gross margin	122,803	109,179	270,085	222,195
Selling, general and administrative expense	76,487	72,722	157,543	148,673
Impairment of long-lived assets	-	22,962	-	25,962
Restructuring and other expense	3,272	1,523	4,600	4,592
Operating income	43,044	11,972	107,942	42,968
Other income (expense):
Miscellaneous income, net	872	996	1,735	418
Interest expense	(7,658)	(7,799)	(15,528)	(15,653)
Equity in net income of unconsolidated affiliates	27,124	29,247	61,668	55,828
Earnings before income taxes	63,382	34,416	155,817	83,561
Income tax expense	13,515	8,665	37,414	22,815
Net earnings	49,867	25,751	118,403	60,746
Net earnings attributable to noncontrolling interests	3,302	2,375	6,271	5,402
Net earnings attributable to controlling interest	$46,565	$23,376	$112,132	$55,344

Basic
Average common shares outstanding	62,348	62,676	62,115	63,338
Earnings per share attributable to controlling interest	$0.75	$0.37	$1.81	$0.87

Diluted
Average common shares outstanding	64,725	64,663	64,599	65,350
Earnings per share attributable to controlling interest	$0.72	$0.36	$1.74	$0.85

Common shares outstanding at end of period	62,562	62,101	62,562	62,101

Cash dividends declared per share	$0.20	$0.19	$0.40	$0.38

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$175,180	$84,188
Receivables, less allowances of $3,499 and $4,579 at November 30, 2016
and May 31, 2016, respectively	429,011	439,688
Inventories:
Raw materials	168,586	162,427
Work in process	85,933	86,892
Finished products	83,339	70,016
Total inventories	337,858	319,335
Income taxes receivable	7,997	10,535
Assets held for sale	10,050	10,079
Prepaid expenses and other current assets	47,385	51,290
Total current assets	1,007,481	915,115
Investments in unconsolidated affiliates	203,508	191,826
Goodwill	243,918	246,067
Other intangible assets, net of accumulated amortization of $56,220 and
$49,532 at November 30, 2016 and May 31, 2016, respectively	88,588	96,164
Other assets	27,914	29,254
Property, plant and equipment:
Land	18,397	18,537
Buildings and improvements	257,950	256,973
Machinery and equipment	973,941	945,951
Construction in progress	34,732	48,156
Total property, plant and equipment	1,285,020	1,269,617
Less: accumulated depreciation	713,705	686,779
Total property, plant and equipment, net	571,315	582,838
Total assets	$2,142,724	$2,061,264

Liabilities and equity
Current liabilities:
Accounts payable	$278,192	$290,432
Short-term borrowings	497	2,651
Accrued compensation, contributions to employee benefit plans and
related taxes	65,308	75,105
Dividends payable	14,182	13,471
Other accrued items	41,815	45,056
Income taxes payable	3,364	2,501
Current maturities of long-term debt	873	862
Total current liabilities	404,231	430,078
Other liabilities	63,910	63,487
Distributions in excess of investment in unconsolidated affiliate	67,516	52,983
Long-term debt	576,038	577,491
Deferred income taxes, net	20,267	17,379
Total liabilities	1,131,962	1,141,418
Shareholders' equity - controlling interest	884,940	793,371
Noncontrolling interests	125,822	126,475
Total equity	1,010,762	919,846
Total liabilities and equity	$2,142,724	$2,061,264

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended November 30,		Six Months Ended November 30,
	2016	2015	2016	2015
Operating activities:
Net earnings	$49,867	$25,751	$118,403	$60,746
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,645	20,547	43,476	41,987
Impairment of long-lived assets	-	22,962	-	25,962
Provision for (benefit from) deferred income taxes	2,316	(9,851)	2,336	(15,391)
Bad debt (income) expense	232	(2)	151	8
Equity in net income of unconsolidated affiliates, net of distributions	(2,824)	(10,389)	1,074	(15,902)
Net (gain) loss on sale of assets	(2,912)	(5,854)	1,484	(4,248)
Stock-based compensation	3,824	3,880	6,960	7,657
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(7,156)	23,474	9,798	66,103
Inventories	31,875	31,645	(18,523)	23,821
Prepaid expenses and other current assets	(1,737)	17,467	5,425	28,633
Other assets	1,165	(3,245)	2,411	(2,803)
Accounts payable and accrued expenses	(65,946)	(72,846)	(22,885)	(31,220)
Other liabilities	950	7,487	2,094	4,300
Net cash provided by operating activities	31,299	51,026	152,204	189,653

Investing activities:
Investment in property, plant and equipment	(14,730)	(21,995)	(31,046)	(60,492)
Acquisitions, net of cash acquired	-	(2,950)	-	(2,950)
Investments in unconsolidated affiliates	-	(226)	-	(1,913)
Proceeds from sale of assets	799	9,325	956	9,456
Net cash used by investing activities	(13,931)	(15,846)	(30,090)	(55,899)

Financing activities:
Net proceeds from (repayments of) short-term borrowings	(1,037)	27,499	(2,154)	(41,012)
Proceeds from long-term debt	-	-	-	921
Principal payments on long-term debt	(218)	(220)	(437)	(428)
Proceeds from issuance of common shares, net of tax withholdings	(2,849)	3,666	2,972	3,064
Payments to noncontrolling interests	(6,781)	(1,564)	(6,781)	(4,900)
Repurchase of common shares	-	(43,914)	-	(71,496)
Dividends paid	(12,828)	(12,065)	(24,722)	(23,616)
Net cash used by financing activities	(23,713)	(26,598)	(31,122)	(137,467)

Increase (decrease) in cash and cash equivalents	(6,345)	8,582	90,992	(3,713)
Cash and cash equivalents at beginning of period	181,525	18,772	84,188	31,067
Cash and cash equivalents at end of period	$175,180	$27,354	$175,180	$27,354

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended November 30,		Six Months Ended November 30,
	2016	2015	2016	2015
Volume:
Steel Processing (tons)	1,020,147	828,208	2,051,645	1,694,584
Pressure Cylinders (units)	16,308,807	16,622,732	35,224,685	35,930,392

Net sales:
Steel Processing	$508,806	$467,812	$1,014,480	$958,612
Pressure Cylinders	194,661	201,173	399,870	425,567
Engineered Cabs	22,463	28,699	48,044	67,316
Other	1,850	2,132	2,935	6,468
Total net sales	$727,780	$699,816	$1,465,329	$1,457,963

Material cost:
Steel Processing	$338,988	$322,507	$651,703	$670,752
Pressure Cylinders	76,302	85,498	159,230	184,562
Engineered Cabs	10,173	13,437	21,420	31,418

Selling, general and administrative expense:
Steel Processing	$35,806	$32,925	$72,688	$65,840
Pressure Cylinders	35,530	33,915	72,520	70,789
Engineered Cabs	3,669	4,800	7,620	10,208
Other	1,482	1,082	4,715	1,836
Total selling, general and administrative expense	$76,487	$72,722	$157,543	$148,673

Operating income (loss):
Steel Processing	$35,448	$26,642	$90,230	$50,280
Pressure Cylinders	11,304	(10,309)	25,409	6,510
Engineered Cabs	(3,381)	(4,290)	(5,224)	(13,581)
Other	(327)	(71)	(2,473)	(241)
Total operating income	$43,044	$11,972	$107,942	$42,968

Equity income (loss) by unconsolidated affiliate:
WAVE	$18,720	$19,119	$39,466	$41,160
ClarkDietrich	4,262	6,378	12,929	9,024
Serviacero	2,039	378	3,991	1,181
ArtiFlex	2,134	2,611	5,027	4,158
WSP	-	721	-	1,474
Other	(31)	40	255	(1,169)
Total equity income	$27,124	$29,247	$61,668	$55,828

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended November 30,		Six Months Ended November 30,
	2016	2015	2016	2015
Volume (units):
Consumer products	10,383,747	10,523,692	22,472,659	22,501,637
Industrial products	5,790,436	5,990,875	12,480,584	13,227,314
Alternative fuels	134,190	107,121	270,252	199,077
Oil & gas equipment	434	1,044	1,190	2,364
Total Pressure Cylinders	16,308,807	16,622,732	35,224,685	35,930,392

Net sales:
Consumer products	$55,435	$49,484	$116,061	$104,442
Industrial products	98,868	102,694	199,228	214,428
Alternative fuels	29,170	23,954	58,932	48,772
Oil & gas equipment	11,188	25,041	25,649	57,925
Total Pressure Cylinders	$194,661	$201,173	$399,870	$425,567

The following provides detail of impairment of long-lived assets and restructuring and other expense included in operating income (loss) by segment.

	Three Months Ended November 30,		Six Months Ended November 30,
	2016	2015	2016	2015
Impairment of long-lived assets:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	22,962	-	22,962
Engineered Cabs	-	-	-	3,000
Other	-	-	-	-
Total impairment of long-lived assets	$-	$22,962	$-	$25,962

Restructuring and other expense (income):
Steel Processing	$318	$2,258	$1,284	$2,720
Pressure Cylinders	1,963	(16)	2,109	715
Engineered Cabs	1,004	765	1,210	2,643
Other	(13)	(1,484)	(3)	(1,486)
Total restructuring and other expense	$3,272	$1,523	$4,600	$4,592

Contact Information

Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
(614) 438-3077
Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
(614) 438-7391
Sonya.Higginbotham@WorthingtonIndustries.com

200 Old Wilson Bridge Rd.
Columbus, Ohio 43085
WorthingtonIndustries.com